Exhibit 99.(p)(40)

Code of Ethics Pursuant to SEC Rule 204A-1 under the Investment

Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940

Introduction

The SEC’s Code of Ethics rules along with the FCA’s Conduct of Business rules govern TwentyFour Asset Management’s (“TwentyFourAM’s”, “the Firm’s”) Personal Account Dealing policy and procedures (PAD). The following describes the Firm’s policies and procedures pursuant to the SEC’s Code of Ethics rules. SEC Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940 (the Rules) requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;
•	Compliance with all applicable U.S. Federal Securities Laws;
•	Reporting and review of personal securities transactions and holdings;
•	Reporting of violations of the code of ethics; and
•	The provision of the code to all employees of the firm.

Fiduciary Standards and Compliance with the U.S. Federal Securities Laws

At all times, the Firm and its Employees must comply with the spirit and the letter of the U.S. Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics and PAD Policy (the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Firm to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his or her duties under TwentyFourAM’s Compliance Manual (“the Manual”)

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Firm’s services, and engaging in other professional activities.

The Firm expects all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, the Firm must act in its Clients’ best interests. Neither the Firm, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about the Firm’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Disclosure of the Code of Ethics Policy

The Firm will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for the Firm’s Code of Ethics should be directed to the CCO.

Reporting of Violations

Employees must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, the Firm will protect the identity of an Employee who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation.

TwentyFour Asset Management LLP. Registered Office: 8th Floor, The Monument Building, 1 Monument Street, London, EC3R 8AF.

Registered in England No. OC335015. Authorised and regulated by the Financial Conduct Authority FRN No. 481888

Retaliation against any Employee who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Periodic Reporting of Transactions and Holdings

Employees must submit initial and annual reports of their securities holdings and accounts and quarterly reports of their securities transactions pursuant to the Rules.

Securities Accounts Covered by the Reporting Requirements

The Code requires reporting of holdings and transactions in all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Securities Required to be Reported (“Reportable Securities”)

The Firm requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by the Firm or an affiliate;
•	Interests in 529 college savings plans; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Firm or an affiliate. Exchange-traded funds, or ETFs are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements.

TwentyFour Asset Management LLP. Registered Office: 8th Floor, The Monument Building, 1 Monument Street, London, EC3R 8AF.

Registered in England No. OC335015. Authorised and regulated by the Financial Conduct Authority FRN No. 481888

Required Periodic Reports

The Firm must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as initial and annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Reports regarding Securities transactions must be submitted to the CCO within 30 days of the end of each calendar quarter.

The CCO must receive all such confirmations and statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported as well.

If an Employee did not have any transactions or account openings to report for the quarter, this should be indicated by the employee on a form as specified by the CCO. These certification forms should be submitted to the CCO within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report all Reportable Securities holdings. Reports regarding holdings must be submitted to the CCO on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee.

In lieu of submitting a list of Reportable Securities, Employees may submit copies of account statements that contain all of the same information. Employees should sign and date each such statement before submitting it to the CCO. Any Reportable Securities not appearing on an attached account statement must be reported directly to the CCO.

If an Employee does not have any holdings and/or accounts to report, this should be indicated on a form as specified by the CCO, which should be submitted to the CCO by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

TwentyFour Asset Management LLP. Registered Office: 8th Floor, The Monument Building, 1 Monument Street, London, EC3R 8AF.

Registered in England No. OC335015. Authorised and regulated by the Financial Conduct Authority FRN No. 481888

Personal Trading and Holdings Reviews

The Firm’s Code is designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market- timing of mutual funds;

•	Trading opposite of Client trades;

•	Trading ahead of Clients; and

•	Trading that appears to be based on Material Non-Public Information.

The CCO will review all reports submitted pursuant to the Code for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

TwentyFour Asset Management LLP. Registered Office: 8th Floor, The Monument Building, 1 Monument Street, London, EC3R 8AF.

Registered in England No. OC335015. Authorised and regulated by the Financial Conduct Authority FRN No. 481888